Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into and effective as of February 9, 2026 (the “Effective Date”) by and between Powell Max Ltd, a British Virgin Islands corporation having its principal place of business located at 22/F., Euro Trade Centre, 13-14 Connaught Road Central, Hong Kong (the “Company”), and NxtEra Consulting Ltd. (the “Consultant”), an Ontario corporation having its principal place of business located at 2212 Lakeshore Boulevard West Unit 1801, Etobicoke, Ontario,M8V0C2, Canada.

WHEREAS, the Consultant has designated Anna Skowron to perform the Services as non-employee Fractional Chief Financial Officer (the “Designee”); WHEREAS, Company desires to retain Consultant and Consultant desires to enter into this Agreement upon the terms and conditions hereinafter set forth;

AGREEMENT

In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A in her role as Chief Financial Officer (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. If not specified in Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Consultant and are subject to change upon the written agreement of both parties. Consultant will make reasonable, good faith efforts to provide the Services in a timely and professional manner consistent with industry practices. Consultant shall report to the Company’s Board of Directors. Consultant shall devote such amount of her time, attention, and energies to the business of the Company as the Company and Consultant shall reasonably and mutually agree is necessary for Consultant to fulfill the duties and responsibilities inherent in the Services. Provided that none of the additional activities materially interfere with Consultant’s provision of the Services, nothing in this Section 1 shall prohibit Consultant from (a) serving as an officer, employee or director or member of a committee of, making investments in, or consulting or working with or for entities that do not, in the good faith determination of the Board, compete directly or indirectly with the Company or otherwise create, in the good faith determination of the Board, a conflict of interest with the business of the Company; (b) serving as an officer, employee or director or trustee of any governmental, charitable or educational organization; or (c) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Consultant’s duties under this Agreement. To the extent that Consultant requires an office in addition to her home office, the Company shall be responsible for any payment therefor. Except as set forth on Exhibit A, the Company shall have no obligation to provide any compensation to Consultant with respect to any Services rendered by Consultant to the Company pursuant to this Agreement.

2. Confidentiality.

2.1 Definitions. “Confidential Information” means all data, studies, reports, information, technology, samples and specimens relating to the Company or its plans, products, product concepts, formulas, technologies, business, financial, marketing, research, non-clinical, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of the Company, either directly or indirectly, or obtained or observed by Consultant while providing services hereunder, and the Services to be provided by Consultant hereunder. Confidential Information does not include (i) information that is now in the public domain or subsequently enters the public domain and is generally available without fault on the part of Consultant; (ii) information that is presently known by Consultant from Consultant’s own sources as evidenced by Consultant’s prior written records; or (iii) information disclosed to Consultant by a third party legally and contractually entitled to make such disclosures.

2.2 Non-Use and Non-Disclosure. Consultant will not, during or subsequent to the Term (as defined below), (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that, as between the Company and Consultant, all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant may disclose the existence, but not the terms, of this Agreement to third parties. Anything to the contrary notwithstanding, Consultant may also disclose Confidential Information to the extent such disclosure is required by a court of competent jurisdiction and provided that Consultant promptly notifies the Company of such requirement. Consultant acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission will cause the Company irreparable harm and that any material breach or threatened material breach of this Agreement by Consultant will entitle the Company to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

2.3 Third Party Confidential Information. Consultant recognizes that the Company has received, and in the future may receive, from third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant will hold, and that Consultant owes the Company and such third parties a duty to hold, all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party, unless otherwise authorized by such third party.

2.4 Return of Materials. At any time upon the Company’s request, Consultant will deliver to the Company all of the Company’s property, equipment and documents, together with all copies thereof, that were previously provided to Consultant or created by Consultant for the Company pursuant to the Services, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control, and Consultant agrees to certify in writing that Consultant has fully complied with this obligation.

2.5 No Improper Disclosure or Use of Materials. Consultant will not improperly use or disclose to, or for the benefit of, the Company any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person to whom Consultant has previously provided, currently provides or may in the future provide services, or (iii) any other person to whom Consultant owes an obligation of confidentiality. Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in the foregoing clauses (i)-(iii) of this Section 2.5 unless consented to in writing by such person. Without limiting the generality of the foregoing, Consultant will not disclose to the Company, and will not use for the benefit of the Company, any information relating to or arising out of Consultant’s work conducted at her present employer, or utilizing the funds, personnel, facilities, materials or other resources of her present employer, until such information has been published.

2.6 Non-Exclusivity of Confidentiality Obligations. The obligations of Consultant under this Section 2 are without prejudice, and are in addition to, any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality.

3. Ownership.

3.1 Assignment. Consultant agrees that all copyrights and copyrightable material, notes, records, drawings, designs, inventions, ideas, discoveries, enhancements, modifications, know-how, improvements, developments, discoveries, trade secrets, data and information of every kind and description conceived, generated, made, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term and in the course of performing Services under this Agreement (collectively, the “Inventions”), are, as between the Company and Consultant, the sole and exclusive property of the Company. Consultant agrees to disclose such Inventions promptly to the Company and hereby assigns, and agrees to assign, all of Consultant’s right, title and interest in and to any such Inventions promptly to the Company without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by the Company in order for the Company to establish the Company’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as the Company shall determine. Notwithstanding the foregoing, Consultant shall retain all right, title, and interest in any general financial expertise, methodologies, models, templates, processes, and know-how used in the performance of the Services. The Company shall own only those written reports and analyses specifically prepared for the Company in connection with the Services. For greater certainty, such reports and analyses shall not be deemed “Inventions” for the purposes of this Agreement.

3.2 Further Assurances. Consultant agrees to assist the Company, or its designee, in every reasonable way to secure the Company’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions (the “Proprietary Rights”) in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

3.3 Pre-Existing Materials. Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

3.4 Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

3.5 Waiver; Non-Exclusivity of Obligations. Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that Consultant may now or hereafter have for infringement of any Inventions and Proprietary Rights assigned hereunder to the Company. Without the prior written consent of the Company, Consultant will not, at any time, file any patent or copyright application with respect to, or claiming, any Inventions. The obligations of Consultant under this Section 5 are without prejudice, and are in addition to, any other obligations or duties of Consultant, whether express or implied or imposed by applicable law, to assign to the Company all Inventions and all Proprietary Rights.

4. Representations and Warranties. Consultant represents and warrants to the Company that: Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound; Consultant is under no physical or mental disability that would hinder her performance of the professional duties to be rendered by Consultant under this Agreement; Consultant is not a party to any civil, criminal or administrative suits or proceedings, or aware of any threatened actions of such a nature; Consultant has never been convicted of a crime, is not now under indictment, and is unaware of any such threatened actions; and Consultant has never been subjected to disciplinary proceedings or investigation by any State agency or other governmental agency.

5. Term and Termination.

5.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and shall remain in full force and effect until the earliest of (i) one year after the Effective Date, after which it may be terminated by the Company upon sixty (60) days prior written notice, (ii) Consultant’s death; (iv) Consultant’s Disability; (v) by the Consultant on sixty (60) days’ prior written notice without reason; (vii) by the Consultant as provided in Section 5.2; or (v) by the Company as provided in Section 5.3. As used herein, Disability means that Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to resolve in death or can be expected to last for a continuous period of not less than nine months. In the event the Company terminates this Agreement other than for Cause, the Company shall provide Consultant with not less than sixty (60) days’ prior written notice, or, at the Company’s election, payment in lieu of such notice equal to the fees that would have been payable during the notice period.

5.2 Termination by Consultant for Good Reason. The Consultant may terminate her retention under this Agreement for Good Reason by providing notice to the Company setting forth in reasonable detail the nature of such Good Reason; provided, however, that such notice must be provided within thirty (30) days after the Consultant’s knowledge of the occurrence of a Good Reason event. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Consultant’s written consent: (i) a material breach by the Company of this Agreement, including a failure to make such payments or provide such benefits as are provided herein; or (ii) the Company requires Consultant to locate her office to a location more than fifty (50) miles outside of the metropolitan area of the Consultant’s home city or office city (Ontario, Canada). Consultant’s resignation for Good Reason shall only be effective if the Company has not cured or remedied the Good Reason event within fifteen (15) days after its receipt of Executive’s written notice.

5.3 Termination by Company for Cause. The Company may terminate this Agreement immediately for Cause upon written notice to Consultant. For purposes of this Agreement, “Cause” shall mean the Consultant’s (a) conviction for commission of a felony or a crime involving moral turpitude; (b) willful commission of any act of theft, embezzlement or misappropriation against the Company; or (c) material failure to perform her duties hereunder and failure to cure such material failure (if cure is possible) within thirty (30) days after written notice of such failure.

5.4 Survival. Upon termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except that the Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of this Agreement.

6. Benefits; Taxes.

6.1 Benefits. Consultant shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans, in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive consultants and employees.

6.2 Taxes and Withholdings. Consultant’s compensation shall be paid on the first day of each month. Consultant shall be solely responsible for all federal, state, and local taxes arising from the compensation paid under this Agreement. Company shall not withhold any taxes from payments made to Consultant. Consultant is an independent contractor, and nothing herein shall be deemed to create an employer-employee relationship between the Company and Consultant or any of Consultant’s personnel.

7. Indemnification.

7.1 The Company shall defend, indemnify and hold Consultant harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, costs and expenses whatsoever (including without limitation reasonable attorneys’ fees and costs and including, without limitation, product liability claims) arising from or relating to any claim, action or proceeding made or brought against Consultant or the Company as a result of, or associated with, the development, use, manufacture, marketing or sale of products regarding which Consultant has provided Services unless such liability arises from Consultant’s or Consultant’s assistants’, employees’ or agents’ gross negligence, intentional misconduct or material breach of this Agreement.

7.2 During this Agreement and for so long as Consultant may reasonably be subject to any claim or liability arising from or related to her retention hereunder, the Company shall (a) indemnify Consultant to the full extent provided under British Virgin Islands law and (b) maintain, at its own expense, director and officer liability insurance.

8. Non-Compete; Non-Solicitation; Non-Disclosure.

8.1 Non-Solicitation. During the Term and for a period of six (6) months thereafter (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Consultant’s engagement by the Company was, an employee, contractor, partner, supplier, customer or client of the Company or its affiliates to leave or otherwise stop doing business with the Company.

8.2 Non-Disclosure. Consultant agrees that without the prior written consent of the Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed by Consultant hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.

8.3 Reasonableness of Restrictions. Consultant hereby acknowledges and agrees that the foregoing restrictions contained in this Section 8 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent Consultant from earning a living or pursuing his or her career. In the event that a court finds this Section 8, or any of its restrictions, to be unenforceable or invalid, Consultant and the Company hereby agree that (i) this Section 8 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and (ii) Consultant shall be bound, and such court shall enforce, this Section 8 as so modified.

9. Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

10. Remedies. Consultant acknowledges and agrees that the agreements and restrictions contained in Sections 2, 3 and 8 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. Consultant acknowledges and agrees that any breach of the provisions of Sections 2, 3 and 8 may cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages. However, if the Company claims that Consultant breached any of Sections 2, 3 and 8, nothing herein shall relieve the Company of the burden of proving that Consultant failed to abide by Section 2, 3 or 8.

11. Miscellaneous.

11.1 Governing Law. This Agreement shall be governed by the laws of the British Virgin Islands without regard to conflicts of law rules.

11.2 Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

11.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

11.4 Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

11.5 Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, sent via electronic mail, or mailed by U.S. registered or certified mail (return receipt requested). If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 11.5.

If to the Company, to:

Powell Max Ltd.

22/F., Euro Trade Centre,

13-14 Connaught Road Central,

Hong Kong

Attention: Geordan Pursglove

Chief Executive Officer

g.pursglove@2gpgroup.com

If to Consultant, to:

Anna Skowron

2212 Lakeshore Boulevard West Unit 1801

Etobicoke, Ontario,M8V0C2, Canada

anna@nxtera.ca

The address for notice shall be the last address of Consultant provided by Consultant to the Company. Absent any such notice, the address for notice shall be the address of Consultant first written above.

11.6 Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Company.

11.7 Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

11.8 Further Assurances. Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

11.9 Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

11.10 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed original signatures for all purposes.

11.11 Acknowledgement. Consultant understands that this agreement affects her rights to certain inventions and restricts her rights to disclose or use confidential information, and to compete with the company during, or subsequent to, the termination of this agreement.

11.12 Section 409A. The intent of the Parties is that all payments and benefits under this Agreement be exempt from Section 409A of the Internal revenue Code of 1986, as amended and the applicable regulations and interpretive guidance, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt therefrom. The Company and Consultant shall take reasonable efforts to reform any applicable provision to try to comply with or be exempt from Section 409 provided that any such modification shall not increase the cost or liability to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, each of which is duly authorized to enter into this Agreement, have executed this Agreement as of the Effective Date.

CONSULTANT: NxtEra Consulting Ltd.		POWELL MAX LIMITED

/s/ Anna Skowron		By:	/s/ Geordan Pursglove
Name:	Anna Skowron	Name:	Geordan Pursglove
		Title:	Chief Executive Officer

EXHIBIT A

SERVICES AND COMPENSATION

1. Services. Consultant shall be the Company’s Chief Financial Officer. Consultant’s responsibilities shall include the oversight of the Company’s financial operations, strategic financial planning, and related reporting functions. Consultant shall serve as the primary liaison between the Company’s executive team and the Board of Directors on financial matters, to whom Consultant shall report. Consultant shall endeavor to implement and maintain a financial culture appropriate to that of a publicly held corporation, shall serve as a principal spokesperson on financial issues, and shall have final authority on financial matters, subject only to the oversight and authority of the Board of Directors.

2.	Compensation.

A.	Commencing as of the Effective Date, the Consultant shall be engaged to provide services to the Company for up to twenty (20) hours per week. In consideration of such services, the Company shall pay Consultant a fixed monthly retainer of $13,750, to be paid on the first of each month, with the initial payment due at execution of this Agreement. Any hours worked in excess of twenty (20) hours per week shall be billed at an hourly rate of $171.88 and invoiced separately, payable upon receipt. The parties may mutually agree in writing to amend the number of hours or adjust the compensation structure from time to time, depending on the needs of the Company.

B.	The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided that Consultant receives written consent from the Company’s Chief Executive Officer prior to incurring any expenses over US$5,000 and submits receipts for such expenses to the Company in accordance with Company policy.

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